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                                                             Exhibit 5-A

                              Hunton & Williams
                         Riverfront Plaza, East Tower
                             951 East Byrd Street
                        Richmond, Virginia 23219-4074

                                                             File No.: 21422.1
                                                           Direct Dial: 788-8200



                                 March 1, 1999


Dana Corporation
P. O. Box 1000
Toledo, Ohio 43697


Gentlemen:


       We consent to the filing of this opinion as an exhibit to Registration Statement No. 333-67307 (the "Registration Statement") relating to Common Stock, $1 par value (including related preferred share purchase rights), and Debt Securities (the "Securities") of Dana Corporation (the "Company") with a maximum aggregate offering price of $750 million and to the reference to us under "Legal Matters" in the Registration Statement.

       We have examined such certificates of the Company's officers and such evidence of corporate action as we consider relevant as the basis for this opinion, and are of the opinion that the issuance under the Registration Statement and under Registration Statement No. 333-42239 of the 2004 notes, 2009 notes and 2029 notes that are descirbed therein and in the Prospectus Supplement dated February 26, 1999 (the "Notes"), has been duly and validly authorized by the Board of Directors of the Company, no other corporate action being necessary, and that when the Notes are issued as provided in the Registration Statement and the Prospectus Supplement, the Notes will be legally issued and will be binding obligations of the Company.



                                                Very truly yours,





                                               /s/ Hunton & Williams